Exhibit 10.3

AMENDMENT #1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 dated November 14, 2022 (the “Amendment”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 6, 2021, by and between QSAM Biosciences, Inc. (the “Company”), and Christopher Nelson (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive agree that it is in the best interest of the Company and its shareholders to settle accrued liabilities and temporarily reduce overhead expenses of the Company; and

WHEREAS, the Company and the Executive desire to amend the Executive’s amended and restated employment agreement dated December 6, 2021 to help achieve these goals.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, the parties, each intending to be legally bound hereby, agree as follows:

7.	Deferred Salary Paid in Restricted Stock.

(g) As of September 30, 2022, the Executive has deferred a total of $166,666.67 in Base Salary (the “Deferred Salary”). The Executive agrees hereby to accept as payment in full for the Deferred Salary a cash amount of $33,333 and 37,037 shares of common stock (the “Stock Compensation”), subject to the restrictions and forfeiture provisions set forth below. The Stock Compensation represents 125% of the total amount of the Deferred Salary as of September 30, 2022 not being paid in cash to the Executive, as converted into common shares at $4.50 per share, representing the price paid by unaffiliated third parties for common shares in the Company’s current private placement offering.

(h) The Stock Compensation shall be restricted and subject to forfeiture as follows: Until such time that the Company successfully closes $5 million in a single fundraising (the “Trigger Event”), which may be completed in one or more closings over a period of no more than 90 days, the Stock Compensation may not be sold, transferred or otherwise disposed by the Executive. Upon the occurrence of a Trigger Event, the Stock Compensation shall be fully vested and may be sold or transferred by the Executive, subject to applicable SEC rules and regulations. If the Trigger Event does not occur within 36 months of the date of this Amendment, the Stock Compensation shall be forfeited and returned to the Company. The Stock Compensation shall not terminate or be forfeited upon death or disability of the Executive, or his termination without cause or for good reason, as defined in the Agreement.

(i) Upon the occurrence of a timely Trigger Event, the Company shall withhold a number of shares equal to the Executive’s tax liability related to the payment of the Stock Compensation, based on a price equal to the higher of $4.50 per share or the closing price of the Company’s common stock as of the date of public announcement of the Trigger Event. The Company shall pay such taxes through normal payroll procedures on behalf of the Executive.

8.	Future Base Compensation

(i) Effective as of October 1, 2022, the Executive accepts as his interim base salary an amount of $100,000 per year, which shall increase to $125,000 per year as of the next payroll period after the Company completes $2 million in funding in its current private placement (the “Interim Base Salary”, which is further defined in Section 2.b., below).

(j) Upon the occurrence of a Trigger Event, as defined in Section 1 above, the Executive’s Interim Base Salary shall automatically be increased to $170,000 per year.

(k) Upon the Company raising a minimum of $7.5 million in a single equity financing round, the Executive’s Interim Base Salary shall automatically be set to the Base Salary rate of $225,000 per year, and the definition of Basse Rate set forth in Section 4.1 of the Agreement is amended hereby. Until such time, the difference between the Base Salary and the Interim Base Salary shall not accrue nor be owed to the Executive.

(l) The existence and payment of the Interim Base Salary shall not change the Executive’s termination and severance terms, as set forth in Sections 7 and 8 of the Agreement, which shall continue to provide the Executive the protection of receiving a multiple of his full contracted Base Salary, as amended hereby, in the event of termination without cause or termination for good reason.

9.	Miscellaneous Terms

(i) All terms not defined herein shall have the meanings given to them in the Agreement. To the extent that terms and provisions herein conflict with those in the Agreement, this Amendment shall govern.

(j) This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns; provided that the Executive’s duties hereunder are of a personal nature and may not be assigned.

(k) This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

(l) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Amended and Restated Employment Agreement as of the date and year first above written.

QSAM Biosciences, Inc.

By:	/s/ Douglas Baum
Name:	Douglas Baum
Title:	CEO

THE EXECUTIVE

/s/ Christopher Nelson
Christopher Nelson